Exhibit 99.1

Media contact:

Karla Olsen,

director, corporate communications

Phone: 888.613.0003

FAX: 316.299.7569

karla.olsen@WestarEnergy.com

Investor contact:

Bruce Burns,

director, investor relations

Phone: 785.575.8227

bruce.burns@WestarEnergy.com

WESTAR ENERGY ANNOUNCES DECLINE IN THIRD QUARTER EARNINGS

TOPEKA, Kan., Nov. 7, 2008 — Westar Energy, Inc. (NYSE:WR) today announced earnings of $88.0 million, or $0.81 per share, for the third quarter 2008, compared with earnings of $91.5 million, or $0.99 per share, for the third quarter 2007. The lower results for the quarter were due primarily to a decrease in sales volumes as a result of cooler weather. The per share results reflect an increase in the number of shares outstanding as a result of the company having issued additional shares to fund its capital investments.

Earnings for the nine months ended Sept. 30, 2008, were $154.5 million, or $1.51 per share, compared with $153.9 million, or $1.71 per share, for the same period in 2007. A more complete discussion of the various items that contributed to the nine months ended results is provided later in the news release. The per share results reflect an increase in the number of shares outstanding as a result of the company having issued additional shares to fund its capital investments.

2008 Third Quarter Results Compared With 2007 Third Quarter Results

Westar Energy reported revenues of $574.9 million for the third quarter 2008, $26.4 million, or 5 percent, higher than the third quarter last year. Retail sales increased $25.8 million

Westar Energy announces third quarter 2008 results, page 2 of 6 due principally to the recovery of higher fuel and purchased power costs through the prices it charged, which were offset in part by 7 percent lower sales volumes due largely to cooler weather. Wholesale sales increased $11.6 million due principally to higher average prices. Energy marketing decreased $5.8 million, or 40 percent, due principally to less favorable market conditions.

Total operating expenses for the quarter increased $32.7 million, or 8 percent. Fuel and purchased power expense increased $37.5 million, or 21 percent, due primarily to the amortization this year of previously deferred fuel and purchased power expense. Operating and maintenance expense decreased $13.5 million, or 11 percent, principally attributable to lower Southwest Power Pool network transmission costs and lower maintenance expense for the company’s power plants and electric distribution system.

Other income and expense was $5.3 million of income compared with $2.4 million of expense last year. The change between periods is due primarily to recording $5.7 million of corporate-owned life insurance proceeds and a $2.5 million increase in equity AFUDC. Interest expense increased $3.1 million, or 11 percent, due principally to interest on additional debt issued to fund the company’s capital investments.

2008 Nine-month Results Compared With 2007 Nine-month Results

Revenues for the nine months ended Sept. 30, 2008 were $1.4 billion, $98.9 million, or 7 percent, higher than the same period in 2007. Retail revenues increased $86.1 million, or 9 percent, due primarily to increased recovery in prices of fuel and purchased power costs, and offset in part by a 2 percent decrease in sales volumes, attributable primarily to cooler weather and the obligation to make refunds to customers. Wholesale sales increased $27.2 million due

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primarily to higher average prices. Energy marketing decreased $16.5 million, or 57 percent, due principally to the need to direct resources to meeting the needs of retail customers in light of the maintenance outages in the first half of the year, less favorable market conditions and a $3.2 million refund obligation to one of its energy management customers.

Total operating expenses increased $157.1 million, or 15 percent, with higher fuel and purchased power expense the primary change. Fuel and purchased power expense increased $140.5 million, or 34 percent, due to several factors. The cost of fuel used for generation increased $61.7 million which reflects the use of higher cost power plants during periods when the company’s lower cost base load plants were unavailable due to maintenance, and an increase in the cost of the fuel used at the company’s power plants. Purchased power expense increased $40.6 million. In addition, fuel and purchased power cost increased $32.9 million due primarily to the amortization this year of previously deferred fuel and purchased power expense. Depreciation expense increased $8.8 million, or 6 percent, from increased plant investment.

Other income and expense was $8.9 million of income compared with $2.7 million of expense last year. The change between periods is due primarily to recording $5.7 million of corporate-owned life insurance proceeds and an increase in equity AFUDC. Interest expense decreased $11.8 million, or 14 percent, due primarily to the reversal in the first quarter 2008 of $17.8 million of accrued interest related to the reversal of unrecognized income tax benefits. The decrease was partially offset by higher interest expense associated with additional debt issued to fund capital investments. Income taxes decreased $35.5 million due primarily to a $28.7 million reversal of unrecognized income tax benefits due to the completion of the federal income tax audit and lower income before income taxes.

Westar Energy announces third quarter 2008 results, page 4 of 6

2008 Earnings Guidance

Based on year-to-date results, Westar Energy affirmed its previously revised 2008 full-year earnings guidance of $1.35 to $1.45 per share, excluding the one-time tax benefit recorded in the first quarter.

Additional Earnings Information and Conference Call

In conjunction with the earnings release, Westar Energy has posted on its Web site an earnings package of supplemental financial information related to its third quarter and year-to-date performance. The materials are available under Presentations in the Investors section of the company Web site.

Westar Energy’s conference call with the investment community will be at 10 a.m. Eastern Daylight Time (9 a.m. Central) on Nov. 7, 2008. Bill Moore, president and chief executive officer, will host the call. Investors, media and the public may listen to the conference call by dialing 888-679-8040, participant code 23149437. Listeners may access a live webcast of the conference call via the company’s Web site, www.WestarEnergy.com. A replay of the call will be available on the Web site. Members of the news media may direct follow-up questions to Karla Olsen.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to more than 675,000 customers in the state. Westar Energy has about 6,500 megawatts of electric generation capacity and operates and coordinates approximately 33,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Annual Report on Form 10-K for the period ended December 31, 2007 and our Quarterly Report on Form 10-Q for the period ended

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September 30, 2008 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

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Attachment 1

WESTAR ENERGY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	Change	2008	2007	Change
Sales	$574,853	$548,496	$26,357	$1,432,899	$1,333,981	$98,918

Fuel and purchased power	220,140	182,686	37,454	557,944	417,442	140,502
Operating and maintenance	107,672	121,154	(13,482)	354,656	350,798	3,858
Depreciation and amortization	51,966	47,907	4,059	150,467	141,677	8,790
Selling, general and administrative	50,802	46,182	4,620	136,712	132,790	3,922

Total Operating Expenses	430,580	397,929	32,651	1,199,779	1,042,707	157,072

Income from Operations	144,273	150,567	(6,294)	233,120	291,274	(58,154)

Other income (expense)	5,293	(2,376)	7,669	8,875	(2,693)	11,568
Interest expense	31,920	28,864	3,056	72,920	84,728	(11,808)
Income tax expense	29,361	27,621	1,740	13,808	49,264	(35,456)

Net Income	88,285	91,706	(3,421)	155,267	154,589	678

Preferred dividends	242	242	—	727	727	—

Earnings Available for Common Stock	$88,043	$91,464	$(3,421)	$154,540	$153,862	$678

Basic Earnings Per Share	$0.81	$0.99	$(0.18)	$1.51	$1.71	$(0.20)

Average equivalent common shares outstanding	108,715	91,941		102,312	89,905